March 23, 2021

Allen Poirson, Ph.D.

Dear Allen,

CYTEK BIOSCIENCES, INC. (“Cytek” or the “Company”) is pleased to offer you the position of Senior Vice President of Marketing and Corporate Development.

You will report to me directly on your duties at Cytek. You will work at 46107 Landing Parkway, Fremont, CA 94538. The Company may change your position, duties, and work location from time to time as it deems necessary.

Your annual base compensation will be $300,000 less payroll deductions and all required withholdings. You are eligible to participate in Cytek’s Annual Bonus Program.  Your target bonus is 35% of your annual base salary.  Actual payout is dependent on your performance and the Company’s overall performance and is subject to approval by the Board of Director’s approval. You will be paid semi-monthly, and you will be eligible for the following standard company benefits:

Medical                    Flexible account (HSA, FSA)
Dental                    PTO
Vision                    9 Holidays
Life insurance                 401k plan

Additionally, the company will grant you 120,000 stock option shares of the Company, subject to the terms set forth in a stock purchase agreement with the Company and the board approval.

The company may modify your compensation and benefits from time to time as it deems necessary. Additional information about Company benefits can be provided upon request.

As a Cytek employee, you will be expected to abide by Company rules and regulations and comply with the Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information.

Normal working hours are from 8:30 am to 5:30 pm, Monday through Friday. As an exempt employee, you may be asked to work additional hours as required by the nature of your work assignments.

We expect that you will resign from the board of Cytek and start performing the duties of your new position on or before April 16, 2021.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We look forward to a productive and enjoyable working relationship. Please sign and date this office as soon as possible.

Sincerely,

/s/ Wenbin Jiang

Wenbin Jiang, Ph.D.
CEO
Cytek Biosciences Inc.

Accepted:                                Date:

/s/ Allen Poirson                            24 March 2021